Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of January 8, 2019 (the “Effective Date”), is entered into by and among ClearSign Combustion Corporation, a Washington corporation (the “Company” or “ClearSign”), Anthony DiGiandomenico and the Affiliates of Mr. DiGiandomenico that are or hereafter become beneficial owners of any shares of Common Stock (as defined below), (each, a “DiGiandomenico Party” and collectively, the “DiGiandomenico Parties”). ClearSign and the DiGiandomenico Parties are together referred to herein as the “Parties,” and each, a “Party.”

WHEREAS, the DiGiandomenico Parties beneficially own 112,733 shares of ClearSign’s common stock, par value $0.0001 per share (the “Common Stock”), as of the date of this Agreement;

WHEREAS, Mr. DiGiandomenico filed a preliminary consent solicitation statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on November 9, 2018, as supplemented by the revised preliminary consent statement on Schedule 14A, filed with the SEC on December 6, 2018 (such preliminary consent statement, as supplemented and revised, the “Consent Solicitation Statement”);

WHEREAS, Mr. DiGiandomenico submitted a demand for stock list materials and other books and records of ClearSign pursuant to Section 23B.16.020 of the Washington Business Corporation Act on November 26, 2018;

WHEREAS, Stephen E. Pirnat announced his retirement from ClearSign as Chief Executive Officer on October 1, 2018, effective as of December 31, 2018, the expiration date of his employment agreement;

WHEREAS, on January 7, 2019, ClearSign filed a Current Report on Form 8-K disclosing that Mr. Pirnat resigned from the ClearSign Board of Directors (the “Board”) effective December 31, 2018;

WHEREAS, at the close of business on January 4, 2019, Roberto Ruiz, Ph.D., retired from ClearSign as Chief Operating Officer;

WHEREAS, each of Messrs. Pirnat and Ruiz have been engaged by ClearSign as a consultant immediately upon the effective date of his respective retirement;

WHEREAS, Scott Isaacson has announced to the Board his retirement from the Board, effective as of the 2019 annual meeting of stockholders of ClearSign (the “2019 Annual Meeting”); and

WHEREAS, ClearSign has reached an agreement with the DiGiandomenico Parties with respect to certain matters, as provided for in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Withdrawal of the DiGiandomenico Parties’ Consent Solicitation and Stockholder List Demand. Each DiGiandomenico Party, on behalf of itself and its Affiliates, (i) irrevocably withdraws the written request to call a special meeting of the Company’s stockholders (the solicitation related to such written request to call a special meeting or any similar meeting of the Company’s stockholders, the “Solicitation”), as notified by or on behalf of it to ClearSign in the Consent Solicitation Statement and any related materials, demands or notices submitted to ClearSign in connection therewith or related thereto, and (ii) agrees not to take any further action with respect to the Solicitation.  Each DiGiandomenico Party (a) hereby further agrees that it will, and that it will cause its Affiliates to immediately cease any and all solicitation efforts in connection with the Solicitation, and (b) hereby withdraws and terminates all requests for stock list materials and other books and records of ClearSign under Section 23B.16.020 of the Washington Business Corporation Act or other statutory or regulatory provisions providing for stockholder access to books and records, including, without limitation, those made on November 26, 2018 in respect of the Solicitation.

2.           Board Composition and Management Transition Matters.

(a)          Board Matters. Prior to the date hereof, the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board has reviewed and approved the qualifications of each of Jim Simmons and Bruce Pate (Messrs. Simmons and Pate together, the “Board Observers”) to serve as observers of the Board for a period beginning as of the date hereof and ending, in the case of Mr. Simmons, when he is appointed as a director to the Board, and in the case of Mr. Pate, when he (or, as applicable, the Alternate Nominee (as that term is defined below)) is elected to the Board. The Board and all of its applicable committees shall take all necessary actions to:

(i)          appoint the Board Observers, effective as of the date hereof;

(ii)         (a) appoint Robert T. Hoffman Sr. to serve as interim Chief Executive Officer of ClearSign until a successor for Mr. Pirnat is identified; and (b) appoint Mr. Simmons to fill the vacant Board seat created by Mr. Pirnat’s retirement (and Mr. Simmons shall be entitled to receive the Director Benefits (as that term is defined below)), each such appointment to be effective as of the date hereof;

(iii)        nominate Mr. Pate (or, as applicable, the Alternate Nominee (as that term is defined below)) as a director candidate for election to the Board at the 2019 Annual Meeting with a term expiring at the 2020 annual meeting of stockholders of ClearSign (the “2020 Annual Meeting”); provided, however, that as a condition to ClearSign’s obligation to nominate Mr. Pate for election at the 2019 Annual Meeting, Mr. Pate (or, as applicable, the Alternate Nominee (as that term is defined below)) shall be required to provide information required to be or is customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations and a fully completed copy of ClearSign’s director candidate questionnaire, in each case, as promptly as necessary to enable the timely filing of ClearSign’s proxy statement and other periodic reports with the SEC; shall have complied at all times with the Company Policies (as defined below); and shall consent to customary diligence comparable to that which has been undergone by other non-management directors of ClearSign; and

(iv)        in the event that Mr. Pate is unable to stand for election for any reason at the 2019 Annual Meeting, work together with Mr. DiGiandomenico to identify, select and mutually agree upon an alternate director candidate (the “Alternate Nominee”).

At the 2019 Annual Meeting, ClearSign agrees to recommend, support and solicit proxies for the election of Mr. Pate (or, as applicable, the Alternate Nominee) in the same manner as ClearSign has supported its nominees for election at prior annual meetings of stockholders at which the election of directors was uncontested. If the ClearSign stockholders elect Mr. Pate (or, as applicable, the Alternate Nominee) to the Board at the 2019 Annual Meeting, ClearSign agrees that Mr. Pate shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board (the “Director Benefits”).

(b)          Board Policies and Procedures. Each Party acknowledges that Messrs. Simmons and Pate (or, as applicable, the Alternate Nominee), in connection with their service to the Board as the Board Observers and/or as directors, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, ClearSign’s Corporate Governance Guidelines, Code of Business Conduct and Ethics Charter, Insider Trading Policy, Stock Ownership Guidelines, Anti-Hedging Policy, Clawback Policy and any other policies on stock ownership, public disclosures and confidentiality (collectively, the “Company Policies”), and shall be required to strictly adhere to ClearSign’s policies on confidentiality imposed on all members of the Board. Notwithstanding anything to the contrary contained in this Agreement and/or the Company Policies, none of the DiGiandomenico Parties shall request, analyze, review or use any confidential information of the Company provided to any DiGiandomenico Party by Messrs. Simmons and/or Pate (or, as applicable, the Alternate Nominee) that Messrs. Simmons and/or Pate (or, as applicable, the Alternate Nominee) learns in his or her capacity as an observer or director of the Board, including, but not limited to, discussions or matters considered in meetings of the Board or Board committees (such confidential information, “Company Confidential Information”); and the DiGiandomenico Parties shall promptly (and in every instance within two (2) business days following any sharing of or attempt to share Company Confidential Information by Messrs. Simmons and/or Pate (or, as applicable, the Alternate Nominee) with any DiGiandomenico Party) inform the Company, in the manner set forth for communicating with the Company in the Company Policies, if Messrs. Simmons and/or Pate (or, as applicable, the Alternate Nominee) shares or attempts to share Company Confidential Information with any DiGiandomenico Party.

3.           Voting. From the Effective Date until the Termination Date (as defined below) (the “Standstill Period”), each of the DiGiandomenico Parties agrees that it will appear in person or by proxy at each annual or special meeting of stockholders of ClearSign (including any adjournment, postponement, rescheduling or continuation thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and vote (or execute a consent with respect to) all shares of Common Stock beneficially owned by such DiGiandomenico Party in accordance with the Board’s recommendations with respect to (i) each election of directors and any removal of directors, (ii) the ratification of the appointment of the Company’s independent registered public accounting firm, and (iii) the Company’s “say-on-pay” proposal; provided, however, that each of the DiGiandomenico Parties shall be permitted to vote in its discretion on any other proposal of the Company in respect of any other matter, including an Extraordinary Transaction (as defined below). During the Standstill Period, each of the DiGiandomenico Parties agrees that it will not engage in any course of conduct with the purpose of causing stockholders of ClearSign to vote contrary to the recommendation of the Board on any of the aforementioned matters enumerated in subclauses (i-iii) presented to ClearSign’s stockholders for their vote at any meeting of ClearSign’s stockholders or by written consent.

4.           Mutual Non-Disparagement.

(a)          Subject to Section 6, each DiGiandomenico Party agrees that, during the Standstill Period, it shall not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the directors of ClearSign, or that might reasonably be construed to malign, harm, disparage, defame or damage the reputation or good name of (i) ClearSign, (ii) ClearSign’s business, except as may be required by reason of employment in a broker-dealer in the ordinary course, and/or (iii) any of the directors of ClearSign.

(b)          ClearSign hereby agrees that, during the Standstill Period, it shall not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, any DiGiandomenico Party, or that might reasonably be construed to malign, harm, disparage, defame or damage the reputation or good name of any DiGiandomenico Party.

(c)          Nothing in this Section 4 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must provide written notice to the other Party at least two (2) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 4, and reasonably consider any comments of such other Party.

(d)          The limitations set forth in Section 4(a) and 4(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 4(a) and 4(b) if such statement by the other Party was made in breach of this Agreement.

5.           No Litigation.

(a)          The DiGiandomenico Parties covenant and agree that, during the Standstill Period, they shall not alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively, “Legal Proceeding”) with respect to any Claims (as that term is defined below) known by a DiGiandomenico Party as of the date hereof against ClearSign, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that:

(i)          the foregoing shall not prevent the DiGiandomenico Parties or any of their respective representatives, from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or with the material assistance of, the DiGiandomenico Parties; provided, further, that in the event that any of the DiGiandomenico Parties receives such Legal Requirement, the DiGiandomenico Parties shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to ClearSign; and

(ii)         this clause 5(a) shall not require any DiGiandomenico Party to opt out of any class action lawsuits against the Company unless such lawsuit was initiated in violation of this clause 5(a) (“Class Actions”) or the DiGiandomenico Party is a party other than as a result of the DiGiandomenico Parties’ ownership of Common Stock during the class period applicable to such Class Actions.

(b)          ClearSign covenants and agrees that, during the Standstill Period, it shall not, alone or in concert with others, knowingly encourage or pursue, or knowingly support or assist any other person to threaten, initiate or pursue, any Legal Proceedings with respect to any Claim (as that term is defined below) against any of the DiGiandomenico Parties, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent ClearSign or any of its representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, ClearSign or any of its representatives; provided, further, that in the event ClearSign or any of its representatives receives such Legal Requirement, ClearSign shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the DiGiandomenico Parties.

(c)          To the extent permitted by law, the DiGiandomenico Parties, on behalf of themselves and for all of their Affiliates, associates, parent and subsidiary entities, joint ventures and partnerships, successors, assigns, and the respective owners, officers, directors, partners, members, managers, principals, parents, subsidiaries, predecessor entities, agents, employees, stockholders, advisors, consultants, attorneys, heirs, executors, administrators, successors and assigns of any such person or entity irrevocably and unconditionally release, settle, acquit and forever discharge ClearSign from any and all causes of action, claims, actions, rights, judgments, obligations, damages, amounts, demands, leases, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise including, without limitation, attorney’s fees or court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, in their own right, representatively, derivatively or in any other capacity, in law or in equity or liabilities of whatever kind or character, arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction from the beginning of time to the date of this Agreement (the “Claims”); provided, however, that this release and waiver of the Claims shall not include (i) claims to enforce the terms of this Agreement or (ii) claims that ClearSign, on the one hand, of the DiGiandomenico Parties, on the other hand, have no knowledge of as of the date of this Agreement.

6.           Standstill.

(a)          During the Standstill Period, unless otherwise approved by the Board or by the Company, each DiGiandomenico Party shall not, and shall cause its representatives not to, directly or indirectly:

(i)          make any public announcement or proposal with respect to, or offer, seek, propose or indicate an interest in, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of ClearSign or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to ClearSign or any of its subsidiaries, or (C) any form of tender or exchange offer for shares of Common Stock, whether or not such transaction involves a Change of Control (as defined below) of ClearSign;

(ii)         in respect of those matters enumerated in Section 3 hereof, other than as may be required by reason of employment in a broker-dealer in the ordinary course, engage in any solicitation of proxies or written consents to vote any voting securities of ClearSign, or conduct any type of binding or nonbinding referendum with respect to any voting securities of ClearSign, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any voting securities of ClearSign or otherwise become a “participant” in a “solicitation” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to vote any securities of ClearSign (including by initiating, encouraging or participating in any “withhold” or similar campaign);

(iii)        sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of ClearSign or any rights decoupled from the underlying securities held by any of the DiGiandomenico Parties to any person not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of ClearSign or (D) an Affiliate of any Party (any person not set forth in clauses (A) through (D) shall be referred to as a “Third Party”) that would knowingly (after due inquiry) result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest representing in the aggregate in excess of (4.9%) of the shares of Common Stock outstanding at such time;

(iv)        take any public action in support of or make any public proposal or request that constitutes: (A) advising, controlling, changing or influencing any director or the management of ClearSign, including, but not limited to any plans or proposals, and/or consenting to the calling of any special meeting of stockholders to effect such plans or proposals, to change the number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of ClearSign, (C) any other material change in ClearSign’s management, business or corporate structure, (D) seeking to have ClearSign waive or make amendments or modifications to the Articles of Incorporation, as amended, and/or the Bylaws of ClearSign, (together, the “Governing Materials”) or any other actions that may impede or facilitate the acquisition of control of ClearSign by any person, (E) causing a class of securities of ClearSign to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of securities of ClearSign to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(v)         act by making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek to influence ClearSign’s stockholders, management or the Board with respect to ClearSign’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions or strategy or to obtain representation of the Board or seek the removal of any director in any manner, except as expressly permitted by this Agreement;

(vi)        call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Governing Materials, including a “town hall meeting”;

(vii)       deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock (other than any such voting trust, arrangement or agreement solely among the DiGiandomenico Parties that is otherwise in accordance with this Agreement) the intention of which is to circumvent any of the restrictions on the DiGiandomenico Parties under this Agreement;

(viii)      form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing herein shall limit the ability of an Affiliate of an DiGiandomenico Party to join the “group” with any other DiGiandomenico Party or Affiliate thereof following the execution of this Agreement, so long as any such Affiliate agrees in writing to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within five (5) business days after disclosing that the DiGiandomenico Party has formed a group with such Affiliate;

(ix)         make any request or submit any proposal to amend or waive the terms of this Section 6 other than through non-public communications with ClearSign that would not be reasonably likely to trigger public disclosure obligations for any Party;

(x)          comment publicly about or disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to any transactions involving ClearSign, any director or the Company’s management, policies, strategy, operations, financial results or affairs, any of its securities or assets, or this Agreement that is inconsistent with the provisions of this Agreement; or

(xi)         enter into any discussions, negotiations, agreements or understandings with any person with respect to any action that the DiGiandomenico Parties are prohibited from taking pursuant to this Section 6.

Notwithstanding anything to the contrary contained in this Section 6, the DiGiandomenico Parties shall not be prohibited or restricted from: (A) communicating privately with the Board or any officer or director of ClearSign, in the manner set forth for communicating with the Company in the Company Policies, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any of the DiGiandomenico Parties or their respective Affiliates or ClearSign or its Affiliates or any Third Party, subject in any case to any confidentiality obligations to ClearSign of any such director or officer and applicable law, rules or regulations; or (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any DiGiandomenico Party or (C) generally fulfilling his obligations to his clients in his role as a broker-dealer or an employee of a broker-dealer, provided that a breach by the DiGiandomenico Parties of this Agreement is not the cause of the applicable requirement.

(b)          The provisions of this Section 6 shall not limit in any respect the actions of any director of ClearSign in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to ClearSign and its stockholders and any then applicable Company policies (it being understood and agreed that neither the DiGiandomenico Parties nor any of their Affiliates shall seek to do indirectly through Messrs. Simmons and/or Pate (or, as applicable, the Alternate Nominee) anything that would be prohibited if done by any of the DiGiandomenico Parties or their Affiliates). The provisions of this Section 6 shall also not prevent the DiGiandomenico Parties from freely voting their shares of Common Stock (except as otherwise provided in Sections 3 and 6 hereto).

(c)          During the Standstill Period, each DiGiandomenico Party shall refrain from taking any actions which could have the effect of encouraging or influencing other stockholders of ClearSign or any other persons to engage in actions which, if taken by any DiGiandomenico Party, would violate this Agreement, except as may be required by reason of employment in a broker-dealer in the ordinary course.

(d)          Notwithstanding anything contained in this Agreement to the contrary, the provisions of this Agreement shall automatically terminate upon the occurrence of a Change of Control transaction (as defined below) involving ClearSign.

7.           Representations and Warranties of ClearSign. ClearSign represents and warrants to the DiGiandomenico Parties that (i) ClearSign has the corporate power and authority to execute this Agreement and to bind it thereto, (ii) this Agreement has been duly and validly authorized, executed and delivered by ClearSign, constitutes a valid and binding obligation and agreement of ClearSign, and is enforceable against ClearSign in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (iii) the execution, delivery and performance of this Agreement by ClearSign does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which ClearSign is a party or by which it is bound.

8.           Representations and Warranties of the DiGiandomenico Parties. Each DiGiandomenico Party represents and warrants to ClearSign that (i) this Agreement has been duly and validly authorized, executed and delivered by such DiGiandomenico Party, and constitutes a valid and binding obligation and agreement of such DiGiandomenico Party, enforceable against such DiGiandomenico Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (ii) such DiGiandomenico Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable Affiliate of a DiGiandomenico Party, (iii) the execution, delivery and performance of this Agreement by such DiGiandomenico Party does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (iv) the DiGiandomenico Parties provided to ClearSign a true, accurate and complete copy of any contract, agreement, arrangement, commitment or understanding (whether written or oral) between any DiGiandomenico Party or any of its Affiliates, on the one hand, and Messrs. Simmons and Pate (or, as applicable, the Alternate Nominee), on the other hand, relating to ownership of Common Stock or any other shares of the Company or his or her service as a Board Observer, concurrently with the designation of such Board Observer.

9.           SEC Filings. No later than two (2) business days following the date of this Agreement, ClearSign shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. ClearSign shall provide the DiGiandomenico Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the DiGiandomenico Parties.

10.         Term; Termination. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (i) the day immediately following the date of the 2020 Annual Meeting actually held in 2020 or (ii) December 31, 2020 (the “Termination Date”).

11.         Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, upon the execution of this Agreement ClearSign will pay to Anthony DiGiandomenico the sum of $40,000, to reimburse him for certain documented expenses incurred in connection with Consent Solicitation Statement.

12.         No Other Discussions or Arrangements. The DiGiandomenico Parties represent and warrant that, as of the date of this Agreement, except as described herein, specifically disclosed to ClearSign in writing prior to the Effective Date and/or are reflected on the books and records of the Company, (i) the DiGiandomenico Parties do not own, of record or beneficially, any voting securities of ClearSign or any securities convertible into, or exchangeable or exercisable for, any voting securities of ClearSign and (ii) the DiGiandomenico Parties have not entered into, directly or indirectly, any agreements or understandings with any person (other than their own representatives) with respect to any potential transaction involving ClearSign or the voting or disposition of any securities of ClearSign.

13.         Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Washington. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (A) the United States District Court for the District of Western Washington in Seattle, Washington, (B) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the Washington State Superior Court for King County or (C) in the event (but only in the event) such courts identified in clauses (A) and (B) do not have subject matter jurisdiction over such Action, any other Washington state court in King County (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 17 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

14.         Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (II) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (III) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.         Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 15 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

16.         Certain Definitions. As used in this Agreement:

(a)          “Affiliate” shall mean a person that is directly, or indirectly through one or more intermediaries, controlled by, or is under common control with, an DiGiandomenico Party, including, for the avoidance of doubt, persons who become Affiliates subsequent to the date of this Agreement, provided, however, for the avoidance of doubt the term Affiliate will not include any direct or indirect employees, consultants or agents of an DiGiandomenico Party;

(b)          “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c)          “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(d)          a “Change of Control” transaction shall be deemed to have taken place if (A) any person is or becomes a beneficial owner, directly or indirectly, of securities of ClearSign representing more than fifty percent (50%) of the equity interests and voting power of ClearSign’s then-outstanding equity securities or (B) ClearSign enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction ClearSign’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(e)          “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a Change of Control of ClearSign, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of ClearSign’s stockholders;

(f)           “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature.

17.         Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of ClearSign, and on the next business day if sent after normal business hours of ClearSign; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 17 (or to such other address that may be designated by a Party from time to time in accordance with this Section 17).

If to ClearSign, to its address at:

ClearSign Combustion Corporation

12870 Interurban Avenue South

Seattle, WA 98168

Attention: Robert T. Hoffman Sr.

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

Attention: Lawrence S. Elbaum

Patrick Gadson

If to an DiGiandomenico Party, to the address at:

2425 Cedar Springs Road

Dallas, TX 75201

Attention: Anthony DiGiandomenico

With a copy (which shall not constitute notice) to:

Golenbock Eiseman Assor Bell & Peskoe

711 Third Avenue – 17th Floor

New York, NY 10017

Attention: Andrew Hudders

18.         Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party.

19.         Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20.         Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21.         Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties, provided that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 21 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22.         Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

23.         Public Announcement. Promptly following the execution of this Agreement, ClearSign shall issue a press release (the “Press Release”). ClearSign shall provide the DiGiandomenico Parties with a reasonable opportunity to review and comment on the Press Release prior to its release and consider in good faith any comments of the DiGiandomenico Parties. Prior to the issuance of the Press Release, neither ClearSign nor any DiGiandomenico Parties shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party.

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

CLEARSIGN:

CLEARSIGN COMBUSTION CORPORATION

By:	/s/ Robert T. Hoffman Sr.
Name:	Robert T. Hoffman Sr.
Title:	Interim Chief Executive Officer

Signature Page to

Cooperation Agreement

DIGIANDOMENICO PARTIES:

ANTHONY DIGIANDOMENICO

/s/ Anthony DiGiandomenico

Signature Page to

Cooperation Agreement